Wachovia Bank, N.A.

NC1156

401 S. Tryon Street, 14th floor

Charlotte, NC  28288-1156

February 2008

[Client_Name]

[Company_Name]

[Client_Address1]

[Client_Address2]

[Client_City], [Client_State]  [Client_Zip]

Re:          Important action required for your retirement plan

[Plan_Name]

Dear [Contact_Dear]:

We are writing to inform you of a fund merger proposed by Evergreen Investments for an Evergreen fund that may be included as an investment option in your retirement plan.  Information about this change is being provided to you on behalf of Evergreen Investments.

Summary of Fund Merger

On or around April 11, 2008, pending shareholder approval, Evergreen Virginia Municipal Bond Fund will merge into Evergreen Municipal Bond Fund.  The funds’ investment objectives and the principal investment strategies of these funds are similar.  Please review the fund merger information that follows for specific information about the impact of the merger on Evergreen Municipal Bond Fund’s fees and expenses.

Evergreen Investments believes investors will benefit as a result of the proposed merger because of potentially lower expenses and the potential for competitive tax-advantaged yield for improved opportunity for competitive total return.  Additional benefits may result from potential economies of scale associated with the larger fund once the merger is complete.  Please review the performance included on the following page.

A prospectus/proxy statement relating to the merger has been filed with the SEC and was mailed to shareholders on or about January 31, 2008.  Shareholders are urged to read the prospectus/proxy statement carefully.  In addition, the prospectus/proxy statement is available at the SEC’s Web site at www.sec.gov, free of charge.

Plan Sponsor Action Required before March 28, 2008

Because of Wachovia’s affiliation with Evergreen Investments and Wachovia’s role with respect to your plan, we must receive your consent in order to facilitate the exchange of shares held by your plan and to make Evergreen Municipal Bond Fund available as an investment alternative.

If you consent with the exchange:  Please sign the enclosed Disclosure and Consent Form and return it to us in the prepaid envelope provided before March 28, 2008.    The form should be signed by an independent plan fiduciary that is responsible for selecting the investment alternatives for the plan (e.g., a member of the plan committee).  We must receive your completed consent form by March 28, 2008, in order to avoid any disruption of your plan investments.

If you do not consent to the exchange:  Please contact me immediately to make other arrangements regarding your plan’s holdings in Evergreen Virginia Municipal Bond Fund.

Exercise Your Right to Vote

As mentioned previously, under separate cover, you will receive a prospectus for Evergreen Municipal Bond Fund and a prospectus/proxy statement regarding the proposed merger, through which you may exercise your right as a shareholder to vote on the proposed merger.  It is important that you vote, sign and return the proxy card.  If you do not return a completed proxy card, we will assume that your direction for voting your plan’s shares is to abstain from voting on the issues presented in the proxy.

Fund Merger Information

Average Annual Total Return (period ending 12/31/2007)
Virginia Municipal Bond Fund Class I					Municipal Bond Fund Class I
Class inception date	1 year	5 year	10 year	Performance since inception (2/28/94)	Class inception date	1 year	5 year	10 year	Performance since inception (4/30/99)
2/28/94	0.82%	2.96%	4.28%	4.81%	4/30/99	1.97%	4.33%	4.32%	6.19%

	Share class	Management fees	Distribution and/or service (Rule 12b-1) fees	Other expenses	Total annual fund operating expenses (before waiver)	Total annual fund operating expenses (after waiver)
Virginia Municipal Bond Fund (merging)[1]	I	0.42%	0.00%	0.21%	0.63%	0.63%
Municipal Bond Fund (survivor)[2,3,4]	I	0.29%	0.00%	0.28%	0.57%	0.57%

Past performance is no guarantee of future results. The performance quoted represents past performance and current performance and current performance may be lower or higher.  Investment return and principal value of an investment will fluctuate so that investors’ shares, when redeemed, may be worth more or less than their original cost.

1Based on fiscal year ended August 31, 2007

2A separate prospectus/proxy statement is concurrently being sent to shareholders of seven other Evergreen state specific municipal bond funds (“State Specific Municipal Bond Funds”) requesting their approval of similar proposals to merge each fund with Evergreen Municipal Bond Fund.

3Based on what the estimated combined expenses of Evergreen Municipal Bond Fund would have been for the 12 months ended May 31, 2007, assuming each of the proposed mergers with the State Specific Municipal Bond Funds had occurred at the beginning of that period.

4This information assumes that each merger with the State Specific Municipal Bond Funds had occurred.

Please review the enclosed information and contact me directly at [Relationship_Manager_Phone] with any questions.  I look forward to continuing to serve your retirement plan needs.

Sincerely,

[Relationship_Manager_Name]

Wachovia Retirement Services

Enclosure

Investments in retirement plans do not guarantee a profit or return of principal.

Mutual Funds: NOT FDIC INSURED | NOT BANK GUARANTEED | MAY LOSE VALUE